Exhibit 99.1

           Actuant Announces Extension of Tender Offer and
      Consent Solicitation and Amendment to Consent Solicitation

    MILWAUKEE--(BUSINESS WIRE)--Aug. 4, 2004--Actuant Corporation ("Actuant" or the "Company") announced today that it has extended its previously announced cash tender offer relating to its $29,236,000 aggregate principal amount of its 13% Senior Subordinated Notes due 2009 (CUSIP No. 00508WAB2, the "Notes") and related consent solicitation, which was commenced on July 1, 2004 and previously scheduled to expire at 5:00 p.m., New York City time, on August 3, 2004. Both the tender offer and consent solicitation will now expire at 5:00 p.m., New York time, on Tuesday, August 10, 2004, unless further extended (the "Expiration Time").
    As of the close of business on August 3, 2004, holders of approximately 96% of the principal amount of the Notes had tendered their Notes in the tender offer and delivered their consents in the consent solicitation.
    Holders tendering their Notes will be required to consent to certain proposed amendments to the Indenture governing the Notes (the "Consents"), which will eliminate substantially all of the restrictive covenants and eliminate or modify the related events of default.
    In addition to the proposed amendment (the "Original Amendments") described in the Company's Offer to Purchase and Consent Solicitation Statement dated July 1, 2004 (the "Offer to Purchase"), the Company has also amended the consent solicitation to eliminate three additional provisions set forth in the conditions to defeasance contained in Section 8.02 of the Indenture governing the Notes (the "Additional Amendments"). The Additional Amendments consist of (a) a requirement that the Company deliver to the Trustee of the Notes a certificate from a nationally recognized firm of independent public accountant or a nationally recognized investment banking firm expressing their opinion with respect to the adequacy of funds deposited by the Company for defeasance, (b) a requirement that the Company deliver to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, and (c) a requirement that the Company, in the case of the legal defeasance option described in the indenture, deliver to the Trustee an opinion of counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the noteholders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.
    Holders who have already tendered their Notes and delivered their Consents do not need to take any further action in order to have their previously delivered Consents be deemed a consent to the adoption of both the Original Amendments and the Additional Amendments. If you do not wish to consent to the adoption of the Additional Amendments, you must withdraw your previously tendered Notes and revoke your previously delivered Consent in accordance with the procedures described in the Offer to Purchase.
    Holders may not tender their Notes without also delivering consents. Holder may withdraw their Notes and Consent at or prior to the Expiration Time, but not thereafter.
    This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely pursuant to the Offer to Purchase.
    Goldman, Sachs & Co. is acting as the exclusive Dealer Manager and Morrow is acting as Information Agent for the tender offer and consent solicitation. Requests for documents may be directed to Morrow & Co., Inc. at (800) 607-0088 (US toll free) and (212) 754-8000 (collect).
Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co., Credit Liability Management Group, at (800) 828-3182 (toll-free) and (212) 357-5680 (collect).
    Actuant (NYSE:ATU), headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in over 20 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools. Products are offered under such established brand names as Dresco, Enerpac, Gardner Bender, Kopp, Kwikee, Milwaukee Cylinder, Nielsen Sessions, Power-Packer, and Power Gear.
    For further information on Actuant and its business units, visit the Company's website at www.actuant.com.


    CONTACT: Actuant Corporation
             Andrew Lampereur, 414-352-4160